Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

As of February 19, 2020, Industrial Logistics Properties Trust (the “Company,” “we,” “us” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Common Shares of Beneficial Interest, $.01 par value per share (“common shares”). The common shares are listed on The Nasdaq Stock Market LLC (“Nasdaq”).
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST
The following description of the terms of our shares of beneficial interest is a summary only. This summary is not complete and is qualified in its entirety by reference to the Company’s declaration of trust and bylaws and applicable Maryland law, including but not limited to provisions of Maryland law applicable to Maryland real estate investment trusts (the “Maryland REIT Law”). The Company’s declaration of trust and bylaws are filed as exhibits to this Annual Report on Form 10-K.
General
Our declaration of trust authorizes us to issue up to an aggregate of 100,000,000 shares of beneficial interest, all of which are currently designated as common shares. As of February 19, 2020, we had 65,180,208 common shares issued and outstanding. As of February 19, 2020, no other class or series of shares of beneficial interest has been established and is outstanding.
Our declaration of trust contains a provision permitting our Board of Trustees, without any action by our shareholders, to amend our declaration of trust to increase or decrease the total number of shares of beneficial interest or the number of shares of any class or series that we have authority to issue. Our declaration of trust further authorizes our Board of Trustees to reclassify any unissued shares from time to time by setting the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of our shares of beneficial interest or any new class or series of shares created by our Board of Trustees.
Common Shares
Voting rights. Subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of Trustees. Holders of our common shares do not have cumulative voting rights in the election of Trustees. Whenever shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a shareholders meeting. Under our declaration of trust and bylaws, shareholders do not have the right to take any action by written consent. With respect to matters brought before a meeting of shareholders other than the election of Trustees, except where a different voting standard is required by any applicable law, the listing requirements of the principal securities exchange on which our common shares are listed or a specific provision of our declaration of trust or bylaws, a majority of all the votes cast shall be required to approve the matter.
Under our declaration of trust, subject to the provisions of any class or series of our shares then outstanding, our shareholders are entitled to vote on the following matters: (1) the election of Trustees and the removal of Trustees; (2) any amendment to our declaration of trust, merger or consolidation of us with or into, or sale of all or substantially all our assets to, another entity and our termination, in each case, to the extent a shareholder vote is required under the Maryland REIT Law, provided that such action has first been approved by at least 60% of our Board of Trustees, including 60% of our Independent Trustees (as defined in our declaration of trust); and (3) such other matters with respect to which our Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to our shareholders for approval or ratification. Our shareholders will also be entitled to vote on such matters as may be required by our declaration of trust, bylaws or applicable law.
Under the Maryland REIT Law, a Maryland real estate investment trust (“REIT”) generally cannot dissolve, amend its declaration of trust, convert or merge unless these actions are approved by at least two thirds of all shares entitled to be cast on the matter. The Maryland REIT Law allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority of the votes entitled to be cast on the matter. Our declaration of trust provides for approval of any of the foregoing actions by a majority of all votes entitled to be cast on these actions provided the action has been approved by 60% of our Board of Trustees, including 60% of our Independent Trustees (as defined in our declaration of trust). Our declaration of trust further provides that if permitted in the future by Maryland law, the majority required to approve any of the foregoing actions which have been approved by 60% of our Board of Trustees, including 60% of our Independent Trustees, will be the affirmative vote of a majority of the votes cast on the matter.
  Board of Trustees. Our Board of Trustees is divided into three classes. At each annual meeting, shareholders elect the successors of the class of Trustees whose term expires at that meeting for a term expiring at the annual meeting held in the third year following the year of their election. The classified board provision could have the effect of making the replacement of incumbent Trustees more time consuming and difficult. At least two annual meetings of shareholders will generally be required to effect a change in a majority of our Board of Trustees.
Except as may be mandated by any applicable law or the listing requirements of the principal exchange on which our common shares are listed, and subject to the voting rights of any class or series of our shares of beneficial interest which may be hereafter created, a plurality of all the votes cast at a meeting of our shareholders duly called and at which a quorum is present is required to elect a Trustee.
In case of failure to elect Trustees at an annual meeting of shareholders, the incumbent Trustees will hold over and continue to direct the management of our business and affairs until they resign or their successors are elected and qualify. Any vacancy on our Board of Trustees may be filled only by a majority of the remaining Trustees, even if the remaining Trustees do not constitute a quorum, for the remaining term of the class in which the vacancy exists and until a successor is elected and qualifies. Our declaration of trust provides that a Trustee may be removed (1) only for cause, at a meeting of our shareholders properly called for that purpose, by the affirmative vote of holders of not less than 75% of the votes entitled to be cast in the election of such Trustee, or (2) with or without cause, by the affirmative vote of not less than 75% of the remaining Trustees. This precludes shareholders from removing incumbent Trustees unless cause for removal exists and they can obtain the requisite affirmative vote of our common shares.
Distribution rights. Subject to the preferential rights of any other class or series of shares then outstanding or which may be issued, and to the ownership restrictions described in our declaration of trust, all of our common shares are entitled to receive distributions on our common shares if, as and when authorized by our Board of Trustees and declared by us out of assets legally available for distribution (as determined by our Board of Trustees).
Liquidation rights. Subject to the preferential rights of any other class or series of shares then outstanding or which may be issued, and to the ownership restrictions described in our declaration of trust, all of our common shares are entitled to share ratably in our assets legally available for distribution to our shareholders (as determined by our Board of Trustees) in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.
Other rights and preferences. Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights, or preemptive rights to subscribe for any of our securities.
Preferred Shares
Pursuant to our declaration of trust, our Board of Trustees, without any action by our shareholders, may issue preferred shares of beneficial interest (“preferred shares”) from time to time, in one or more classes or series, with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of any preferred shares as determined by our Board of Trustees from time to time. The issuance of preferred shares, the issuance of rights to purchase preferred shares or the possibility of the issuance of preferred shares or such rights could have the effect of delaying or preventing a change in our control. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we have issued or may issue in the future.
Restrictions on Transfer and Ownership of Shares
Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or beneficially own under Rule 13d-3 under the Exchange Act, more than 9.8% in value or number, whichever is more restrictive, of any class or series of our outstanding shares of beneficial interest, including our common shares. Our Board of Trustees may from time to time increase or decrease this ownership limit for one or more persons, subject to limitations contained in our declaration of trust. Our declaration of trust further prohibits any person from beneficially or constructively owning our shares if that ownership would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify for taxation as a REIT. Any attempted transfer of our shares which, if effective, would result in our shares being owned by fewer than 100 persons shall be void ab initio, and the intended transferee shall acquire no rights in such shares.
Our Board of Trustees, in its sole discretion, may exempt a person, prospectively or retroactively, from the share ownership limitations if (1) such person provides to our Board of Trustees, for our benefit, such representations and undertakings as the Board of Trustees may, in its sole discretion, determine to be necessary or advisable in order for it to make the determination that the ownership of shares by such person in excess of the ownership limitations will not jeopardize our ability to qualify for taxation as a REIT under the Code; (2) such person’s ownership of shares in excess of the ownership limitations would not cause a default under the terms of any contract to which we or any of our subsidiaries are party or reasonably expect to become a party; (3) such person’s ownership of shares in excess of the ownership limits is in our best interests, as determined by our Board of Trustees; and (4) such person agrees that any violation of such representations and undertakings or any attempted violation thereof will give rise to the application of the remedies set forth in our declaration of trust with respect to shares held in excess of the ownership limitations unless our Board of Trustees determines that such agreement is not necessary or advisable.
In determining whether to grant an exemption, our Board of Trustees may consider, among other factors, the following:

•	the general reputation and moral character of the person requesting the exemption;

•	whether the person’s ownership of shares would be direct or through ownership attribution;

•	whether the person’s ownership of shares would interfere with the conduct of our business, including our ability to make additional investments;

•	whether granting an exemption would adversely affect any of our existing contractual arrangements or the execution of any of our strategies or business policies;

•	whether the person to which the exemption would apply has been approved as an owner of us by all regulatory or other governmental authorities with jurisdiction over us; and

•
whether the person to which the exemption would apply is attempting to change control of us or affect our policies in a way that our Board of Trustees, in its sole discretion, considers adverse to our or our shareholders’ best interests.

In addition, our Board of Trustees may require such rulings from the Internal Revenue Service, opinions of counsel, representations, undertakings or agreements it deems advisable in order to make the foregoing decisions.

If a person attempts a transfer of our shares in violation of the ownership limitations described above, (1) the number of shares which would cause the violation shall be automatically transferred to a charitable trust for the exclusive benefit of one or more charitable beneficiaries designated by us or (2) such attempted transfer shall be void ab initio. A transfer to the charitable trust will be deemed to be effective as of the close of business on the business day prior to the event that results in the transfer to the charitable trust. The prohibited owner will generally not acquire any rights in these excess shares (except to the extent provided below upon sale of the shares), will not benefit economically from ownership of any excess shares, will have no rights to distributions, will not possess any rights to vote and, to the extent permitted by law, will have no claim, cause of action or other recourse against the purported transferor of such shares. Subject to Maryland law, the trustee of the charitable trust will have the authority to rescind as void any vote cast by the prohibited owner prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible action, then the trustee will not have the authority to rescind and recast the vote. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust for the charitable beneficiary will be paid by the recipient to the trustee. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary.
Unless otherwise directed by our Board of Trustees, within 20 days of receiving notice from us that our shares have been transferred to a charitable trust, or as soon thereafter as reasonably practicable, the trustee will sell such shares (together with the right to receive distributions with respect to such shares) to a person designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

•	the prohibited owner will receive the lesser of:

(1)
the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust, for example, in the case of a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the charitable trust, in each case, reduced by any amounts previously received by the prohibited owner in connection with prior extraordinary dividends or other distributions; and

(2)
the proceeds received by the trustee (net of any commissions and other expenses of the trustee) from the sale or other disposition of the shares held in the charitable trust plus any extraordinary dividends or other distributions received by the trustee; and

•
the trustee may reduce the amount payable to the prohibited owner by the amount of ordinary dividends or other distributions which have been paid to the prohibited owner and is owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary, less the costs, expenses and compensation of the charitable trust and us. Any extraordinary dividends received by the trustee shall be treated in a similar way as sales proceeds.

If, prior to our discovery that shares have been transferred to the charitable trust, a prohibited owner sells those shares, then:

•	those shares will be deemed to have been sold on behalf of the charitable trust; and

•
to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by the trustee, the prohibited owner must promptly pay the excess to the trustee upon demand.

Also, shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•
the price per share in the transaction that resulted in the transfer to the charitable trust or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust, for example, in the case of a gift, devise or other similar transaction, the market price per share on the day of the event causing the shares to become held by the charitable trust; and

•	the market price per share on the date we, or our designee, accept the offer.
In either of the above cases, the price per share will be less our and the trustee’s costs, expenses and compensation described below.
We will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. The net proceeds of the sale to us will be distributed similar to any other sale by the trustee. Our Board of Trustees may retroactively amend, alter or repeal any rights which the charitable trust, the trustee or the beneficiary of the charitable trust may have under our declaration of trust, including retroactively granting an exemption to a prohibited owner, except that our Board of Trustees may not retroactively amend, alter or repeal any obligations to pay amounts incurred prior to such time and owed or payable to the trustee. The trustee will be indemnified by us or from the proceeds from the sale of shares held in the charitable trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our declaration of trust and is entitled to receive reasonable compensation for services provided.
Costs, expenses and compensation payable to the trustee may be funded from the charitable trust or by us. Before any sales proceeds may be distributed to a prohibited owner, we will be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the trustee) from the charitable trust for any such amounts funded by us and for any indemnification provided to the trustee by us.
In addition, costs and expenses incurred by us in the process of enforcing the ownership limitations set forth in our declaration of trust, in addition to reimbursement of costs, expenses and compensation of the trustee which have been funded by us, may be collected from the charitable trust.
The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. Our declaration of trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in such a transaction will be subject to all of the provisions and limitations described above.
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of any shares that will or may violate the foregoing share ownership limitations, or any person who would have owned shares that resulted in a transfer to a charitable trust, is required to immediately give written notice to us of such event, or in the case of such a proposed or attempted transaction, give at least 15 days’ prior written notice, and to provide to us such other information as we may request.
Every person who owns, is deemed to own by virtue of the attribution rules of the Code or is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act 5% or more of any class or series of our shares outstanding at the time of the determination is required to give written notice to us within 30 days after the end of each taxable year, and also within three business days after a request from us, stating the name and address of the owner, the number of shares of each class and series of our shares of beneficial interest which the owner beneficially owns, and a description of the manner in which those shares are held. If the Code or applicable Treasury regulations specify a threshold below 5%, this notice provision will apply to those persons who own our shares of beneficial interest at the lower percentage. In addition, each shareholder is required to provide us upon demand with any additional information that we may request in order to determine our qualification for taxation as a REIT or to comply or determine our compliance with the requirements of any taxing authority or other government authority.
All certificates evidencing our shares and any share statements for our uncertificated shares may bear legends referring to the foregoing restrictions.
The restrictions on transfer and ownership in our declaration of trust are intended to assist with our compliance with the requirements for qualification for taxation as a REIT under the Code and otherwise to promote our orderly governance. These restrictions do not apply to The RMR Group LLC (“RMR LLC”), any other company to which RMR LLC provides management services, The RMR Group Inc. or any of their affiliates, so long as such ownership does not adversely affect our qualification for taxation as a REIT under the Code.
Business Combinations
The Maryland General Corporation Law (“MGCL”) contains a provision which regulates business combinations with interested shareholders. This provision applies to REITs formed under Maryland law like us. Under the MGCL, business combinations such as mergers, consolidations, share exchanges, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities between a REIT formed under Maryland law and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Under the MGCL the following persons are deemed to be interested shareholders:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the trust’s outstanding voting shares; or

•
an affiliate or associate of the trust who, at any time within the two year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the trust.

After the five year prohibition period has ended, a business combination between a trust and an interested shareholder generally must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

•	the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

•
the affirmative vote of at least two thirds of the votes entitled to be cast by holders of voting shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

The shareholder approvals discussed above are not required if the trust’s shareholders receive the minimum price set forth in the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.
The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our Board of Trustees prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the statute if the board of trustees approves in advance the transaction by which that shareholder otherwise would have become an interested shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board of trustees. Our Board of Trustees has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the MGCL described in the preceding paragraphs, provided that the business combination is first approved by our Board of Trustees, including the approval of a majority of the members of our Board of Trustees who are not affiliates or associates of the interested shareholder. This resolution, however, may be altered or repealed in whole or in part at any time.

Control Share Acquisitions
The MGCL contains a provision which regulates control share acquisitions. This provision applies to REITs formed under Maryland law like us. The MGCL provides that control shares of a REIT formed under Maryland law acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust. Control shares are voting shares, which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one tenth or more but less than one third;

•	one third or more but less than a majority; or

•	a majority or more of all voting power.
An acquiror must obtain the necessary shareholder approval each time it acquires control shares in an amount sufficient to cross one of the thresholds noted above.
Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the company. The MGCL provides for certain exceptions from the definition of control share acquisition.
A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay the expenses of the meeting, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute of the MGCL does not apply to the following:

•	shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

•	acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.
Our bylaws contain a provision exempting any and all acquisitions by any person of our common shares from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.

Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland REIT with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

•	a classified board;

•	a two thirds vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the trustees;

•
a requirement that a vacancy on the board be filled only by the remaining trustees in office and for the replacement trustee to serve for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•	a majority requirement for the calling of a shareholder requested special meeting of shareholders.

Through other provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we have a classified board, require the affirmative vote of the holders of not less than 75% of all of the votes entitled to be cast in the election of such Trustee for the removal of any Trustee from our Board of Trustees, which removal will be allowed only for cause, or the affirmative vote of not less than 75% of the remaining Trustees for the removal of any Trustee from our Board of Trustees with or without cause, require that only our Board of Trustees may fill vacancies on our Board of Trustees, vest in our Board of Trustees the exclusive power to call meetings of our shareholders and vest in our Board of Trustees the exclusive power to fix the number of our Trustees. We have made elections pursuant to Subtitle 8 to (1) require that a vacancy on our Board of Trustees be filled only by the remaining Trustees in office and for the remainder of the full term of the class of Trustees in which the vacancy occurred and (2) vest in our Board of Trustees the exclusive power to fix the number of our Trustees.
Anti‑Takeover Effect of Maryland Law and of Our Declaration of Trust and Bylaws
The following provisions in our declaration of trust and bylaws and in Maryland law could delay or prevent a change in our control:

•
the prohibition in our declaration of trust of any shareholder other than excepted holders, RMR LLC and its affiliates, from owning more than 9.8% in value or number, whichever is more restrictive, of any class or series of our outstanding shares, including our common shares;

•	the division of our Trustees into three classes, with the term of one class expiring each year and, in each case, until a successor is elected and qualifies;

•
shareholder voting rights and standards for the election of Trustees and other matters which generally require larger majorities for approval of actions which are not approved by our Trustees than for actions which are approved by our Trustees;

•	the authority of our Board of Trustees, and not our shareholders, to adopt, amend or repeal our bylaws and to fill vacancies on our Board of Trustees;

•	the fact that only our Board of Trustees, or if there are no Trustees, our officers, may call shareholder meetings and that shareholders are not entitled to act without a meeting;

•	required qualifications for an individual to serve as a Trustee and a requirement that certain of our Trustees be Managing Trustees and other Trustees be Independent Trustees;

•
limitations on the ability of, and various requirements that must be satisfied in order for, our shareholders to propose nominees for election to our Board of Trustees and propose other business to be considered at a meeting of our shareholders;

•
the requirement that an individual Trustee may be removed by our shareholders, only for cause, by the affirmative vote of holders of not less than 75% of our common shares entitled to vote in the election of such Trustee or, with or without cause, by the affirmative vote of not less than 75% of the remaining Trustees;

•
the authority of our Board of Trustees to adopt certain amendments to our declaration of trust without shareholder approval, including the authority to increase or decrease the number of authorized shares, to create new classes or series of shares (including a class or series of shares that could delay or prevent a transaction or a change in our control that might involve a premium for our shares or otherwise be in the best interests of our shareholders), to increase or decrease the number of shares of any class or series, and to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of our shares or any new class or series of shares created by our Board of Trustees;

•	the requirement that amendments to our declaration of trust may be made only if approved by 60% of our Trustees, including 60% of our Independent Trustees;

•	the business combination provisions of the MGCL, if the applicable resolution of our Board of Trustees is rescinded or if our Board’s approval of a combination is not obtained; and

•	the control share acquisition provisions of the MGCL, if the provision in our bylaws exempting acquisitions of our shares from such provisions is amended or eliminated.
In addition, the agreement governing our revolving credit facility also contains change in control provisions, as further described in that agreement, and our business and property management agreements with RMR LLC contain provisions that allow for termination for convenience and termination for a performance reason but require the payment of a termination fee, as further described in those agreements.
For all of these reasons, among others, our shareholders may be unable to realize a change of control premium for any of our shares they own or otherwise effect a change of our policies.
Transfer Agent and Registrar
The transfer agent and registrar for our common shares is Equiniti Trust Company.
Listing
Our common shares are listed on Nasdaq under the symbol “ILPT.”